UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 27, 2017
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 27, 2017, Federated National Holding Company (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with Crosswinds Investor Monarch LP (“Crosswinds”) and Transatlantic Reinsurance Company (“TransRe”) whereby the Company has agreed to purchase the interests held by each of them in Monarch Delaware Holdings LLC (“MDH”), the primary subsidiary of which is Monarch National Insurance Company (“MNIC”).  The Company currently owns 42.4% of MDH’s Class A membership interests and, following the closing of the transactions contemplated by the Agreement, will own 100% of MDH.

Pursuant to the Agreement, the Company has agreed to purchase for cash the Class A membership interests of MDH held by Crosswinds, representing 42.4% of MDH’s membership interests, for a purchase price of $12,282,000, and the Class B membership interests of MDH held by TransRe, representing 15.2% of MDH’s membership interests, for a purchase price of $4,403,000.  In addition, the outstanding principal and accrued but unpaid interest due on the $5.0 million note from Monarch National Holding Company (MDH’s direct wholly owned subsidiary and the direct parent of MNIC) to TransRe will be repaid in full.

In connection with the Company’s purchase of the MDH interests described above, Crosswinds (or an affiliate) will continue to serve as the investment portfolio manager (or an alternate advisory capacity) to MNIC for a quarterly fee of no less than $75,000 through December 31, 2018, and each of Crosswinds and TransRe will have a right of first refusal through December 31, 2018 to participate in the Company’s catastrophe excess of loss reinsurance program, at market rates and terms, up to a placement of $10 million in reinsurance limit in the aggregate from Crosswinds and up to a placement of $10 million in reinsurance limit in excess of its placement on the Company’s current catastrophe excess of loss reinsurance program from TransRe.

The Agreement provides for customary representations, warranties and covenants of the parties.  Closing of the transactions contemplated by the Agreement is subject to the Company’s receipt of financing and all required regulatory approvals, and other customary closing conditions.  There can be no assurances that all such closing conditions will be satisfied.

The description of the Agreement described above does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Agreement has been included to provide investors and security holders with information regarding its terms, and is not intended to provide any other factual information about any of the parties. The Agreement contains representations and warranties the parties made to and solely for the benefit of each other. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules exchanged by the parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Pursuant to Item 601(b)(2) of Regulation S-K, the Company has omitted certain schedules and exhibits to the Agreement and will furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Purchase and Sale Agreement dated as of November 27, 2017 among Federated National Holding Company, Crosswinds Investor Monarch LP and Transatlantic Reinsurance Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: November 28, 2017	By:	/s/ Ronald A. Jordan
	Name:	Ronald A. Jordan
	Title:	Chief Financial Officer
(Principal Financial Officer)